EXHIBIT 1b


                       THE HOMESTATE GROUP

                      DECLARATION OF TRUST

                           Addendum 2

                       The Year 2000 Fund



      On the 1st day of August, 1997, pursuant to Section 2(f) of the Declaration of Trust (the "Declaration of Trust") of the HomeState Group (the "Fund"), the trustees of the Trust (the "Trustees") created an additional Series of the Fund, to be known hereafter as the Year 2000 Fund ("Y2K"). With respect to Y2K, the Trustees further determined:


Fundamental Investment Restrictions:

     Y2K may not:

          (1) Invest more than 25% of the value of its assets in the equity or debt of one issuer (other than obligations issued or guaranteed by the U.S. Government), nor, with respect to at least 50% of its total assets, invest more than 5% of the value of such assets in the equity or debt of one issuer (other than obligations issued or guaranteed by the U.S. Government).

          (2)   Invest  more  than 25% of  total  assets  in  one
          industry,   except   that  Y2K  shall,   under   normal
          conditions, invest not less than 25% of its total assets in the Year 2000/Technology industries.

          (3) Issue or sell senior securities, except that Y2K may engage in options, futures and/or short-selling strategies provided Y2K Fund either (i) sets aside liquid, unencumbered, daily marked-to-market assets in a segregated account with its custodian in amounts as prescribed by pertinent SEC guidelines, or (ii) holds securities or other options or futures contracts whose values are expected to offset ("cover") its obligations thereunder. Securities or other options or futures contracts used for cover will not be sold or closed out while such strategies are outstanding, unless they are replaced with similar assets.

          (4) Borrow money, except from a bank or for purposes of purchasing securities on margin (provided that such
		  purchases may not  exceed  120% of total assets taken at
		  current value).   Such borrowing will be limited to no
		  more than 5% of total net assets.

          (5) Underwrite securities issued by other persons except to the extent that, in connection with the disposition of its portfolio investments, it may be deemed to be an underwriter under certain federal securities laws;

          (6) Purchase or sell real estate, although it may purchase securities which are secured by or represent interests in real estate that are issued or backed by the United States Government, its agencies or instrumentalities;

          (7) Acquire more than 10% of the outstanding voting securities of any issuer, or make investments for the purpose of gaining control of a company's management.

         (8) Make loans, except by purchase of debt obligations in which Y2K may invest in accordance with its investment
		 policies, or except by entering into qualified repurchase agreements with respect to not more than twenty-five percent (25%) of its total assets.

Investment Policies (which may be changed by Y2K's Board of Trustees without shareholder approval):

     Y2K:

          (a) Will not invest more than 15% of total assets (taken at current value) in illiquid securities
          (including illiquid equity securities, repurchase agreements and time deposits with maturities or notice periods of more than 7 days, and other securities which are not readily marketable, including securities subject to legal or contractual restrictions on resale);

          (b) May not invest in the securities of other investment companies (excepting no-load, open-end money market mutual
		  funds, and excepting the case of acquiring such companies through merger, consolidation or acquisition of assets).

          (c) May not write options (whether on securities or securities indexes) or initiate further short-sale positions if aggregate exercise prices of previously written outstanding options, together with the value of assets used to cover outstanding short-sale positions, would exceed 25% of the Fund's total net assets.

       	  (d) Will not invest in foreign traded options or futures contracts.


          (e) Will not purchase or sell non-hedging futures contracts or related options if aggregate initial margin and premiums required to establish such positions would exceed 5% of the Fund's total assets. For purposes of this limitation, unrealized profits and unrealized losses on any open contracts are taken into account, while the in-the-money amount of an option that is, or was, in-the-money at the time of purchase is excluded.

          (f)   May  invest  its cash for temporary  purposes  in
          commercial paper, certificates of deposit, money market
          mutual   funds,   repurchase   agreements   or    other
          appropriate short-term investments;

          (g) May invest in securities convertible into common stock, but only when Y2K's investment adviser believes the expected total return of such a security exceeds the expected total return of common stocks eligible for inclusion in Y2K's portfolio. Y2K will only invest in investment-grade convertible securities, i.e. those rated in the top four categories by either Standard & Poor's Corporation or Moody's Investor Services, Inc.